Filed Pursuant to Rule 433

Registration No. 333-187080

News

FOR IMMEDIATE RELEASE
Media Contact Information: Ron O’Brien	Investor Contact Information: Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: ron.obrien@thermofisher.com	E-mail: ken.apicerno@thermofisher.com

Thermo Fisher Scientific Announces Offering of Dollar-Denominated Senior Notes

Plans Offering of Euro-Denominated Senior Notes

WALTHAM, Mass. (November 6, 2014)—Thermo Fisher Scientific Inc. (NYSE: TMO) announced today that it intends to offer dollar-denominated senior notes. The company also announced that it intends to conduct an offering of euro-denominated senior notes later in the fourth quarter of 2014, subject to market conditions. There can be no assurance as to whether or when the company may complete either the dollar-denominated notes offering or any euro-denominated notes offering.

Thermo Fisher intends to use the net proceeds of the dollar-denominated offering principally to repay outstanding indebtedness, including the $400 million aggregate principal amount of its 3.25% senior notes due 2014 that mature on November 20, 2014. The net proceeds of any euro-denominated offering would also be used principally to repay outstanding indebtedness.

The joint book-running managers for the dollar-denominated notes offering are Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the dollar-denominated offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Thermo Fisher, the underwriters or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or by calling Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848. If the company makes an offering of euro-denominated notes, it will file a prospectus and prospectus supplement related to such offering with the SEC, which prospective investors should read, that will provide information about how to obtain the prospectus and prospectus supplement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the dollar-denominated notes or the euro-denominated notes, nor shall there be any offer, solicitation or sale of dollar-denominated notes or euro-denominated notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s intention to conduct offerings of dollar-denominated notes and euro-denominated notes and the anticipated use of proceeds. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including risks and uncertainties relating to capital markets conditions and completion of the offerings. Additional important factors and information regarding Thermo Fisher’s business that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the prospectus and prospectus supplement dated November 6, 2014 related to the dollar-denominated notes offering, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings,” and the documents incorporated by reference into the prospectus and prospectus supplement. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if circumstances change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

# # #